CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Resolve Staffing, Inc. and Subsidiaries
Cincinnati, Ohio

We consent to the inclusion in this Form S-1/A of Resolve Staffing, Inc. of our report dated April 12, 2007, relating to the consolidated financial statements of Resolve Staffing, Inc. and Subsidiaries for the year ended December 31, 2006.

/s/ PKF
PKF
Certified Public Accountants
A Professional Corporation

San Diego, California
April 27, 2007